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                                  Exhibit 21.1


    Subsidiary                                     Jurisdiction of Incorporation
    ----------                                     -----------------------------

1.  Cellmark Diagnostics, Inc.                              Delaware
2.  Medical Molecular Diagnostics, GmbH                     Germany
3.  Genomics International Corporation                      Delaware
4.  National Legal Laboratories, Inc.*
5.  International Support for Bone Marrow Drives, Ltd.      North Carolina
6.  Micro Diagnostics, Inc.*
7.  Genomics / Lifecodes Canadian Acquisition Corp.         Delaware
8.  3018524 Nova Scotia ULC                                 Nova Scotia
9.  Lifecodes Europe BVBA                                   Belgium
10. Lifebank, Inc.                                          New York

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* an unincorporated division of Genomics International Corporation